EXHIBIT 99.1

Gentlemen,

Effective today, June 8, 2009, I am resigning as Chairman and member of the NightHawk Radiology Holdings, Inc. Board of Directors, due to significant differences I have with changes in the direction, policies, business strategies, and initiatives that the Company has decided to undertake. These are more than simply philosophic and business strategy issues and relate to the fabric and core principles that I have tried to inculcate into the mission of the Company as a founder, and former President and CEO.

I am very proud of what we at NightHawk have accomplished. I would like to thank the many wonderful people who built this Company upon a foundation of hard work, dedication, technology, excellent radiologists, and a commitment to providing superb imaging care to patients.

I have been fortunate to be a radiologist for 35 years and part of a remarkable profession. I feel a great sense of duty to all radiologists and the patients they serve. The Company has embarked on business and strategic initiatives which in good conscience I cannot support and do not wish to be a part of going forward. I have discussed this at length with management and the Board of Directors to no avail. I thus find it necessary to resign from the Board of Directors effective June 8, 2009.

/s/ Paul E. Berger M.D.